Exhibit 99.1

BEA RESCHEDULES ANNUAL MEETING OF SHAREHOLDERS

TO MARCH 18, 2008

SAN JOSE, Calif. – December 20, 2007 – BEA Systems, Inc., a world leader in enterprise infrastructure software, today announced the rescheduling of its 2007 annual meeting of shareholders to March 18, 2008 from February 14, 2008. BEA’s Board of Directors believes it is in the best interest of shareholders to postpone the meeting until after BEA has reported financial results for the fourth quarter and fiscal year ending January 31, 2008.

Shareholders of record as of January 22, 2008 will be entitled to vote at the annual meeting. In connection with the new meeting date, BEA has extended the deadline for shareholders to propose director nominees and to bring proposals at the meeting to March 7, 2008.

BEA’s largest shareholder, Carl Icahn, supports the change in meeting date. BEA and Mr. Icahn have reached a settlement of the action brought by entities affiliated with Mr. Icahn, pursuant to Section 211 of the Delaware General Corporation Law, to set the date of the annual meeting. The settlement agreement approved by the court confirms that the annual meeting will be held on March 18, 2008.

Contact Information

Investor Contact:

Kevin Faulkner

BEA Systems, Inc.

+1-408-570-8293

kevin.faulkner@bea.com

Media Contact:

Andrew Cole/Paul Kranhold

Sard Verbinnen & Co

+1-415-618-8750

Industry Analyst Contact:

Kevin Hayden

BEA Systems, Inc.

+1-408-570-8017

kevin.hayden@bea.com

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated by the forward-looking statements. Such risks and uncertainties include, but are not limited to, that BEA may not achieve its internal projections; that management and the Board of Directors may be distracted by acquisition rumors or proposals, certain shareholders’ calls to auction us, or a proxy contest; quarterly fluctuations in customer spending due to economic, geopolitical, competitive and other factors; dependence on the growth of the markets for BEA’s products, especially the markets for SOA, service infrastructure, VOIP and telecommunications software, and overseas markets such as China; changes in the standards or technologies used in the SOA, telecommunications and portal markets that could render our products less competitive; declines in spending by the telecommunications industry as a result of consolidation or adverse economic conditions; our dependence on large transactions, particularly those consummated at the end of our quarters; dependence on new product introductions and enhancements; the introduction by competitors of new products and pricing strategies; market acceptance of BEA’s enhanced product portfolio; BEA’s ability to integrate new technology and personnel as a result of acquisitions; the length of BEA’s sales cycle; the acceptance of BEA’s products by channel partners; the success of BEA’s channel partners; rapid technological change; potential software defects (particularly with regard to newly introduced and planned products); BEA’s ability to retain and hire key personnel; misinterpretations resulting from the provision of non-GAAP financial information; and other risks indicated in our filings with the SEC. For more details, please refer to our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, our Quarterly Report on Form 10-Q for the quarter ended October 31, 2007, as well as similar disclosures in subsequent SEC filings. The forward-looking statements and risks stated in this press release are based on information available to BEA today. BEA assumes no obligation to update them.